Synergetics Reports Second Quarter Fiscal Year 2013 Results

O'FALLON, MO -- (Marketwire - March 12, 2013) - Synergetics USA, Inc. (NASDAQ: SURG), a medical device company that designs, manufactures, and markets innovative surgical devices for ophthalmic and neurosurgical applications, today reported results for the second quarter ended January 31, 2013.

Second Quarter Summary:

  Total sales were $14.1 million, a year-over-year decline of 6.8%.
  Ophthalmic sales declined 2.5% and OEM sales declined 13.3% year-over-year.
  Domestic sales declined 8.6% and International sales declined 1.5% year-over-year.
  Disposable products sales declined 3.9% and capital equipment sales declined 15.1% year-over-year.
  $2 million pre-tax write-off of excess inventory negatively impacts gross margin.
  More than 1,200 vitrectomies performed since VersaVIT™ launch in late 2012.

Second quarter fiscal 2013 sales declined 6.8% to $14.1 million and net income declined 174% year-over-year to a loss of $1.4 million, or $0.05 per share, compared to net income of $1.9 million, or $0.07 per diluted share, in the second quarter of fiscal 2012.

"We were disappointed with our second quarter performance on both the top and bottom line. Total sales growth was pressured chiefly by ongoing competitive challenges in our base Ophthalmic business and fluctuating order patterns in our OEM business," stated Dave Hable, President and CEO of Synergetics USA, Inc. "Earnings performance was impacted by the combination of slower sales growth and lower margins due primarily to the measures we took to improve our inventory position this quarter. Despite the slower sales growth, we remain encouraged by the early market positive response for VersaVIT™, our innovative, portable vitrectomy machine and related procedural kits, which launched late last year. We expect improving performance over the balance of fiscal 2013 driven by improving order flow from our OEM partners and increasing contributions from our VersaVIT™ franchise."

Second Quarter Results

Second quarter sales declined 6.8% to $14.1 million compared $15.1 million in the second quarter of fiscal 2012. The decline in second quarter sales compared to last year was due primarily to lower OEM sales and to a lesser extent by a decline in Ophthalmic sales.

  Total Ophthalmic sales declined 2.5% to $8.7 million compared with $8.9 million in the second quarter of fiscal 2012. Total Ophthalmic sales were flat sequentially. Ophthalmic sales declined due to lower sales of capital equipment, disposables and repairs in our base business product portfolio. This weakness was partially offset by new product sales, specifically, in sales of systems and procedural kits related to the commercialization of the Company's new vitrectomy machine, the VersaVIT™.

  Total OEM sales declined 13.3% to $5.2 million compared with $6.0 million in the second quarter of fiscal 2012. The decrease in OEM sales during the second quarter resulted primarily from one of our marketing partners rebalancing disposable inventory during the quarter, partially offset by strong disposable sales to our other marketing partner. Sales of capital equipment declined year-over-year as well due largely to unusual ordering patterns with our partners. The Company expects to recover this business in the second half of fiscal 2013. OEM sales also included deferred revenue of $322,000 recognized in the second quarter of fiscal 2013 compared with $453,000 in the second quarter of fiscal 2012.

  Disposable product sales declined 3.9%, or $0.5 million, to $11.4 million in the second quarter of fiscal 2013 compared with the second quarter of fiscal 2012. Disposable sales accounted for approximately 81% of total sales in the second quarter of fiscal 2013. This softness was attributable to weak trends in the Ophthalmic base business due to competitive pressures and a reduction in orders from our OEM partner for disposable neurosurgery products due to year-end inventory rebalancing measures.

  Capital equipment sales declined 15.1% to $2.3 million in the second quarter of fiscal 2013 compared with $2.7 million in the second quarter of fiscal 2012.

Gross profit for the second quarter of fiscal 2013 was $5.2 million, or 36.8% of sales, compared with $9.0 million, or 59.5% of sales, in the second quarter of fiscal 2012. The decline in gross profit margin in the second quarter of fiscal 2013 was driven primarily by the following four factors: (i) an approximate $2.0 million write-off of excess inventory and its associated labor and overhead negatively impacted our margin by 14.3 percentage points; (ii) weak demand for both our disposables and capital equipment reduced our ability to absorb labor and overhead and negatively impacted margin by 3.3 percentage points; (iii) the decreased benefit from the foreign currency exchange negatively impacted margin by 1.4 percentage points; and (iv) the decreased benefit from the deferred revenue negatively impacted margin by 0.9 percentage points. The gross margin was also negatively impacted by the unfavorable mix of products within our domestic ophthalmology product line and between our domestic and international sales.

Research and development expenses declined 10.4% to $827,000, or 5.9% of net sales, in the most recent quarter compared with $923,000, 6.1% of net sales, in the second quarter of fiscal 2012. Sales and marketing expenses increased 23.2% to $3.6 million, or 25.5% of sales, for the second quarter of fiscal 2013 compared with $2.9 million, or 19.3% of net sales, for the second quarter of fiscal 2012. The increase was primarily due to expenses related to the commercialization of the VersaVIT™ vitrectomy system in the period. General and administrative expenses increased 13.7% to $2.9 million, or 20.4% of net sales, in the second quarter of fiscal 2012, compared with $2.5 million, or 16.7% of net sales, for the second quarter of fiscal 2012. The increase in general and administrative expenses as a percentage of net sales was primarily due to higher compensation expenses compared to the prior year period.

Operating loss for the second quarter of fiscal 2013 was $2.1 million compared with operating income of $2.6 million in the second quarter of fiscal 2012. The decrease in operating income was primarily the result of the decline in sales and a 45.4 percent increase in cost of sales, primarily due to the $2.0 million excess inventory write-off in the period.

The Company reported a net loss of $1.4 million for the second quarter of fiscal 2013, a change of $3.2 million from net income of $1.9 million for the same period in fiscal 2012. Basic and diluted earnings per share from continuing operations for the second quarter of fiscal 2013 were a loss of $0.05 as compared to basic and diluted earnings per share of $0.07 for the second quarter of fiscal 2012.

Six Months Results and Balance Sheet

Total sales for the first six months of fiscal 2013 increased 0.3% to $28.7 million compared with $28.6 million in the same period last year. Net loss from continuing operations was $30,000 for the first six months of fiscal 2013, a change of $3.0 million from net income from continuing operations of $3.0 million for the same period in fiscal 2012. Basic and diluted earnings per share from continuing operations for the first six months of fiscal 2013 was $0.00 as compared to basic and diluted earnings from continuing operations per share of $0.12 for the first six months of fiscal 2012.

As of January 31, 2013, the Company had approximately $11.7 million in cash and no interest-bearing debt on its balance sheet.

Conference Call Information

Synergetics USA, Inc. will host a conference call on Wednesday, March 13, 2013, 9:30 a.m. Central Time (10:30 a.m. Eastern). The toll free dial-in number to participate live on this call is (800) 588-4973, confirmation code 34285098. For callers outside the U.S., the number is (847) 230-5643. The conference call will also be available live via webcast at http://www.synergeticsusa.com. A replay will be available on the Company's website for approximately 30 days.

About Synergetics USA, Inc.

Through continuous improvement and development of our people, our mission is to design, manufacture and market innovative surgical devices, surgical equipment and consumables of the highest quality in order to assist and enable surgeons who perform surgery around the world to provide a better quality of life for their patients.

Synergetics USA, Inc. is a leading supplier of precision surgical devices. The Company's primary focus is on the disciplines of ophthalmology and neurosurgery. Our distribution channels include a combination of direct and independent distributor sales organizations and important strategic alliances with market leaders. The Company's product lines focus upon precision engineered, disposable and reusable devices, surgical equipment, procedural kits and the delivery of various energy modalities for the performance of surgery including: (i) laser energy, (ii) ultrasonic energy, (iii) radio frequency energy for electrosurgery and lesion generation and (iv) visible light energy for illumination, and where applicable, simultaneous infusion (irrigation) of fluids into the operative field. The Company's website address is http://www.synergeticsusa.com.

Forward-Looking Statements

Some statements in this release may be "forward-looking statements" for the purposes of the Private Securities Litigation Reform Act of 1995. In some cases forward-looking statements can be identified by words such as "believe," "expect," "anticipate," "plan," "potential," "continue" or similar expressions. Such forward-looking statements include risks and uncertainties, and there are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These factors, risks and uncertainties are discussed in the Company's Annual Report on Form 10-K for the year ended July 31, 2012, as updated from time to time in our filings with the Securities and Exchange Commission. The Company is not responsible for updating the information contained in this press release beyond the published date, or for changes made to this document by wire services or Internet services.

                   Synergetics USA, Inc. and Subsidiaries
  Condensed Consolidated Statements of Operations and Comprehensive Income
        Three Months and Six Months Ended January 31, 2013 and 2012
          (Dollars in thousands, except share and per share data)

                            Three        Three
                            Months       Months     Six Months   Six Months
                            Ended        Ended        Ended        Ended
                         January 31,  January 31,  January 31,  January 31,
                             2013         2012         2013         2012
Net sales                $    14,055  $    15,080  $    28,675  $    28,585
Cost of sales                  8,884        6,108       15,031       11,696
                         -----------  -----------  -----------  -----------
    Gross profit               5,171        8,972       13,644       16,889
                         -----------  -----------  -----------  -----------
Operating expenses
  Research and
   development                   827          923        1,688        1,713
  Sales and marketing          3,580        2,906        6,843        5,983
  General and
   administrative              2,872        2,525        5,280        5,063
                         -----------  -----------  -----------  -----------
                               7,279        6,354       13,811       12,759
                         -----------  -----------  -----------  -----------
    Operating (loss)
     income                   (2,108)       2,618         (167)       4,130
                         -----------  -----------  -----------  -----------
Other income (expenses)
  Investment income                6            9           13           23
  Interest expense                (4)         (15)          (4)         (33)
  Medical device excise
   tax                           (45)          --          (45)          --
  Miscellaneous                  (20)          (4)         (23)          (6)
                         -----------  -----------  -----------  -----------
                                 (63)         (10)         (59)         (16)
                         -----------  -----------  -----------  -----------
    (Loss) income from
     continuing
     operations before
     provision for
     income taxes             (2,171)       2,608         (226)       4,114
Provision for income
 taxes                          (789)         741         (196)       1,094
                         -----------  -----------  -----------  -----------
    (Loss) income from
     continuing
     operations               (1,382)       1,867          (30)       3,020
                         -----------  -----------  -----------  -----------
  Loss from discontinued
   operations, net of
   income tax benefit of
   $0 and $193,
   respectively                   --           --           --         (382)
    Net (loss) income    $    (1,382) $     1,867  $       (30) $     2,638
                         ===========  ===========  ===========  ===========
Earnings per share:
  Basic
    (Loss) income from
     continuing
     operations          $     (0.05) $      0.07  $     (0.00) $      0.12
    Loss from
     discontinued
     operations                 0.00         0.00         0.00        (0.02)
                         -----------  -----------  -----------  -----------
    Net (loss) income    $     (0.05) $      0.07  $     (0.00) $      0.10
                         ===========  ===========  ===========  ===========
  Diluted
    (Loss) income from
     continuing
     operations          $     (0.05) $      0.07  $     (0.00) $      0.12
    Loss from
     discontinued
     operations                 0.00         0.00         0.00        (0.02)
                         -----------  -----------  -----------  -----------
    Net (loss) income    $     (0.05) $      0.07  $     (0.00) $      0.10
                         ===========  ===========  ===========  ===========
  Basic weighted average
   common shares
   outstanding            25,230,142   25,085,296   25,195,449   25,028,165
  Diluted weighted
   average common shares
   outstanding            25,230,142   25,280,449   25,195,449   25,200,831
Net (loss) income        $    (1,382) $     1,867  $       (30) $     2,638
Foreign currency
 translation adjustment          184          122          254           93
                         -----------  -----------  -----------  -----------
Comprehensive (loss)
 income                  $    (1,198) $     1,989  $       224  $     2,731
                         ===========  ===========  ===========  ===========

See Notes to Unaudited Condensed Consolidated Financial Statements.

                   Synergetics USA, Inc. and Subsidiaries
                   Condensed Consolidated Balance Sheets
            As of January 31, 2013 (Unaudited) and July 31, 2012
                 (Dollars in thousands, except share data)

                                                   January 31,    July 31,
                                                       2013         2012
Assets
Current Assets
  Cash and cash equivalents                        $    11,684  $    12,680
  Accounts receivable, net of allowance for
   doubtful accounts of $358 and $319,
   respectively                                         11,203       11,796
  Inventories                                           15,180       15,679
  Income taxes refundable                                1,161           --
  Prepaid expenses                                       1,157          825
  Deferred income taxes                                  1,909        1,247
                                                   -----------  -----------
      Total current assets                              42,294       42,227
Property and equipment, net                              8,998        9,239
Intangible and other assets
  Goodwill                                              10,660       10,660
  Other intangible assets, net                          11,020       11,277
  Deferred income taxes                                  3,852        4,088
  Patents, net                                           1,234        1,179
  Cash value of life insurance                              93           93
                                                   -----------  -----------
      Total assets                                 $    78,151  $    78,763
                                                   ===========  ===========
Liabilities and stockholders' equity
Current Liabilities
  Accounts payable                                 $     1,901  $     2,144
  Accrued expenses                                       2,471        2,844
  Income taxes payable                                      --          191
  Deferred revenue                                       1,288        1,288
                                                   -----------  -----------
      Total current liabilities                          5,660        6,467
                                                   -----------  -----------
Long-Term Liabilities
  Deferred revenue                                      15,174       15,818
                                                   -----------  -----------
      Total long-term liabilities                       15,174       15,818
                                                   -----------  -----------
      Total liabilities                                 20,834       22,285
                                                   -----------  -----------
Commitments and contingencies
Stockholders' Equity
  Common stock at January 31, 2013 and July 31,
   2012, $0.001 par value, 50,000,000 shares
   authorized; 25,298,681 and 25,160,069 shares
   issued and outstanding, respectively                     25           25
  Additional paid-in capital                            27,037       26,421
  Retained earnings                                     30,507       30,538
  Accumulated other comprehensive (loss):
    Foreign currency translation adjustment               (252)        (506)
                                                   -----------  -----------
      Total stockholders' equity                        57,317       56,478
                                                   -----------  -----------
      Total liabilities and stockholders' equity   $    78,151  $    78,763
                                                   ===========  ===========

See Notes to Unaudited Condensed Consolidated Financial Statements.

                   Synergetics USA Inc. and Subsidiaries
              Condensed Consolidated Statements of Cash Flows
                 Six Months Ended January 31, 2013 and 2012
                 (Dollars in thousands, except share data)

                                                    Six Months   Six Months
                                                      Ended        Ended
                                                   January 31,  January 31,
                                                       2013         2012
Cash Flows from Operating Activities
  Net (loss) income                                $       (30) $     2,638
  Plus: Loss from discontinued operations - net of
   tax                                                      --          382
                                                   ===========  ===========
  (Loss) income from continuing operations                 (30)       3,020
  Adjustments to reconcile net income to net cash
   used in operating activities
    Depreciation                                           542          570
    Amortization                                           317          324
    Provision for doubtful accounts receivable              31           --
    Stock-based compensation                               456          275
    Deferred income taxes                                 (426)         221
Changes in assets and liabilities
  (Increase) decrease in:
    Accounts receivable                                    781          617
    Inventories                                            591       (1,361)
    Prepaid expenses                                      (297)        (258)
    Income taxes refundable                             (1,161)         (31)
  (Decrease) increase in:
    Accounts payable                                      (256)         804
    Accrued expenses                                      (384)        (428)
    Deferred revenue                                      (644)        (851)
    Income taxes payable                                  (191)      (6,039)
                                                   -----------  -----------
      Net cash used in continuing operating
       activities                                         (671)      (3,137)
                                                   -----------  -----------
Net cash provided by discontinued operations                --           34
Net cash used in operating activities                     (671)      (3,103)
                                                   -----------  -----------

Cash Flows from Investing Activities
    Purchase of property and equipment                    (301)        (983)
    Acquisition of patents and other intangibles          (115)        (162)
                                                   -----------  -----------
      Net cash used in continuing investing
       activities                                         (416)      (1,145)
                                                   -----------  -----------

Cash Flows from Financing Activities
    Payment on debt incurred for acquisition of
     trademark                                              --         (313)
    Tax benefit associated with the exercise of
     non-qualified stock options                            72            8
    Proceeds from the issuance of common stock              88            5
                                                   -----------  -----------
      Net cash provided by (used in) financing
       activities                                          160         (300)
                                                   -----------  -----------
Foreign exchange rate effect on cash and cash
 equivalents                                               (69)          79
                                                   -----------  -----------
Net decrease in cash and cash equivalents                 (996)      (4,469)
Cash and cash equivalents
    Beginning                                           12,680       18,399
                                                   -----------  -----------
    Ending                                         $    11,684  $    13,930
                                                   ===========  ===========

See Notes to Unaudited Condensed Consolidated Financial Statements.

SYNERGETICS USA, INC.
3845 Corporate Centre Drive
O'Fallon, Missouri 63368
(636) 939-5100
http://www.synergeticsusa.com
Pamela G. Boone
Chief Financial Officer